Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki Investor Relations Boykin Lodging Company (216) 430-1333 InvestorRelations@boykinlodging.com

Boykin Lodging Common Shareholders Approve Merger Agreement
Cleveland, Ohio, September 12, 2006 — Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, announced that, at a Special Meeting of Shareholders held today, the Company’s common shareholders approved and adopted the Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, the Company and Boykin Hotel Properties, L.P. Braveheart Investors LP is an affiliate of Westmont Hospitality Group and Cadim, Inc. Approximately 90 percent of the Company’s common shares present and voting at the special meeting approved the merger agreement, representing approximately 64 percent of the total number of common shares outstanding and entitled to vote.
The Company expects to close the transactions contemplated by the merger agreement as soon as practicable, pending the satisfaction or waiver of the conditions set forth in the merger agreement, including the payment of certain pre-closing dividends previously announced. Under the terms of the merger agreement, each outstanding common share will be converted into the right to receive $11.00 in cash, less the amount of any pre-closing dividends paid with respect to the common shares, which are expected to be $3.37 per common share in the aggregate. Assuming the aggregate pre-closing dividends paid with respect to the common shares are $3.37, each common shareholder will be entitled to receive in the merger $7.63 for each common share held. Each limited partner in Boykin Hotel Properties, L.P., the operating partnership of the Company, will also be entitled to receive, subject to compliance with certain procedures, $11.00 per unit in cash, less the amount of any pre-closing distributions with respect to the common units, which are expected to be $3.37 per common unit in the aggregate. Each outstanding depositary share representing a 1/10 fractional interest in a share of the Company’s 10-1/2% Class A Cumulative Preferred Shares, Series 2002-A, will be converted into the right to receive a cash payment of $25.00 per share plus all accrued and unpaid dividends existing immediately prior to the effective time of the merger.
As previously announced, immediately prior to the closing of the transactions contemplated by the merger agreement, the Company’s interests in the Pink Shell Beach Resort and Spa and the Banana Bay Resort & Marina — Marathon will be sold to entities controlled by Robert W. Boykin, Chairman of the Board and Chief Executive Officer of the Company.
About Boykin Lodging Company:
Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 19 hotels containing a total of 5,480 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.
About Westmont Hospitality Group:
Westmont was founded approximately 30 years ago. Westmont has grown to be one of the largest privately-held owner/operator of hotel assets in the world. Westmont owns an interest in and operates, or oversees the operations of, over 350 hotels containing more than 45,000 guestrooms through North America, Europe and Asia.
About Cadim, Inc.:

Cadim, a division of the Caisse de dépôt et placement du Québec and a member of the Caisse’s Real Estate group, conducts merchant banking operations worldwide and offers advisory and structured finance services to institutional and private investors internationally. It invests in real estate equity and debt products and also manages portfolios of properties and real estate securities traded on the world’s various stock exchanges. Cadim is the umbrella for a group of companies with offices in Canada, the United States, Europe and Asia. Its assets under management totaled CA$29.3 billion as at December 31, 2005. For more information: www.lacaisse.com/cadim/en/.
Forward Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the expected effects, timing and completion of the proposed transactions, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. For example, among other things, (1) conditions to the closing of the proposed merger may not be satisfied; (2) the proposed merger may involve unexpected costs or unexpected liabilities; (3) the businesses of the Company may suffer as a result of uncertainty surrounding the proposed merger; (4) the settlement of the putative shareholder class action lawsuits filed against the Company and each of its directors is subject to court approval; and (5) the Company may be adversely affected by economic, business, and/or competitive factors, including real estate conditions, and hotel acquisition and disposition programs. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.boykinlodging.com and http://www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.